                                                               EXHIBIT 99.B15(a)


                                STAGECOACH TRUST

                                  CONSOLIDATED
                               DISTRIBUTION PLAN


       WHEREAS, Stagecoach Trust ("Trust") is an open-end management investment company and is registered as such under the Investment Trust Act of 1940, as amended ("Act"); and

       WHEREAS, the Trust desires to adopt a Distribution Plan ("Plan") pursuant to Rule 12b-1 under the Act on behalf of the classes of shares of each Fund listed on the attached Appendix A as it may be amended from time to time (each, a "Fund" and, collectively, the "Funds") and the Board of Trustees, including a majority of the Qualified Trustees (as defined below), has determined that there is a reasonable likelihood that adoption of the plan will benefit each class of each Fund and its shareholders;

       NOW THEREFORE, each Fund hereby adopts the Plan, or has adopted a separate Plan and now adopts this Consolidated Plan, which is identical in all material respects to the separate Plans in accordance with Rule 12b-1 under the Act on the following terms and conditions:

       Section 1. Pursuant to the Plan, the Trust, on behalf of each classes of each Fund listed in Appendix A, may pay to the distributor engaged by the Trust on behalf of the class ("Distributor"), as compensation for distribution-related services provided, or reimbursement for distribution related expenses incurred, a monthly fee at annual rates as set forth on Appendix A. The actual fee payable to the Distributor shall, within such limit, be determined from time to time by mutual agreement between the Trust and the Distributor. The Distributor may enter into selling agreements with one or more selling agents under which such agents may receive compensation for distribution-related services from the Distributor, including, but not limited to, commissions or other payments to such agents based on the average daily net assets of Fund shares attributable to them. The Distributor may retain any portion of the total distribution fee payable hereunder to compensate it for distribution-related services provided by it or to reimburse it for other distribution-related expenses.

       Section 2. The Plan (and each related agreement) will, unless earlier terminated in accordance with its terms, remain in effect from year to year after the first anniversary of its effectiveness if such continuance is specifically approved at least annually by vote of a majority of both (a) the Trustees of the Trust and (b) the Qualified Trustees, cast in person at a meeting (or meetings) called for the purpose of voting on such approval.

       Section 3. The Trust shall provide to the Trust's Board of Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended by the Trust under the Plan and each related agreement and the purposes for which such expenditures were made.

       Section 4. The Plan may be terminated with respect to any class at any time by vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities of the class.

       Section 5. All agreements related to the Plan shall be in writing and shall be approved by vote of a majority of both (a) the Trustees of the Trust and (b) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such approval. Any agreement related to the Plan shall provide:

       A. That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities of such class of such Fund, on not more than 60 days' written notice to any other party to the agreement; and

       B. That such agreement shall terminate automatically in the event of its "assignment" (as defined below).

       Section 6. The Plan may not be amended to increase materially the amount that may be expended by a class of a Fund pursuant to the Plan without the approval by a vote of a majority of the outstanding voting securities of such class of such Fund, and no material amendment to the Plan shall be made unless approved by vote of a majority of both (a) the Trustees of the Trust and (b) the Qualified Trustees, cast in person at a meeting (or meetings) called for the purpose of voting on such approval.

       Section 7. While the Plan is in effect, the selection and nomination of each Director who is not an "interested person" (as defined below) of the Trust shall be committed to the discretion of the Trustees who are not interested persons.

       Section 8. To the extent any payments made by the Fund pursuant to a Servicing Agreement are deemed to be payments for the financing of any activity primarily intended to result in the sale of Class C Shares within the context of Rule 12b-1 under the Act, such payments shall be deemed to have been approved pursuant to this Plan. Notwithstanding anything herein to the contrary, the Fund shall not be obligated to make any payments under this Plan that exceed the maximum amounts payable under Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc.

       Section 9. The Trust shall preserve copies of the Plan, each related agreement and each report made pursuant to Section 4 hereof, for a period of not less than six years from the date of the Plan, such agreement or such report, as the case may be, the first two years in an easily accessible place.

       Section 10. As used in the Plan, (a) the terms "interested person" and "vote of a majority of the outstanding voting securities" shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemption as may be granted by the

Securities and Exchange Commission and (b) the term "Qualified Trustees" shall mean the Trustees of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan.

                                   APPENDIX A
                                   ----------



FUND AND SHARE CLASS                                 MAXIMUM PERMITTED FEE
--------------------                                 ---------------------
LifePath Opportunity Fund
   Class A                                                   0.25%
   Class B                                                   0.75%
   Class C                                                   0.75%

LifePath 2010 Fund
   Class A                                                   0.25%
   Class B                                                   0.75%
   Class C                                                   0.75%

LifePath 2020 Fund
   Class A                                                   0.25%
   Class B                                                   0.75%
   Class C                                                   0.75%

LifePath 2030 Fund
   Class A                                                   0.25%
   Class B                                                   0.75%
   Class C                                                   0.75%

LifePath 2040 Fund
   Class A                                                   0.25%
   Class B                                                   0.75%
   Class C                                                   0.75%

                                      A-1